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                                                                     Exhibit 3.1

                                  CINEMAWORKS
                           ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the "Agreement") dated this 25/th/ day of March, 2000, between CHEQUEMATE INTERNATIONAL, INC., a Utah corporation ("Buyer") doing business as C-3D Digital, whose office is located at 330 Washington Blvd., Suite 507, Marina del Rey, CA 90292, and Cinema Internet Networks Inc., a British Columbia, Canada corporation doing business as CinemaWorks, whose office is located at 3150 Celtic Avenue Building #2 Vancouver, BC V6N 3X7 ("Seller");

                                  WITNESSETH:

WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer, on the terms and subject to the conditions of this Agreement, certain assets and business of Seller;

THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties agree as follows:

ARTICLE 1. TRANSFER OF ASSETS
           ------------------

Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Seller at the Closing described in Article 3 hereof, all of the assets, properties and business of Seller relating to pay-per-view and cable services to hotel/lodging rooms, of every character and description, whether tangible, intangible, real, personal or mixed, and wherever located but excluding any assets specifically excluded in the following Sections of this
Article 1, all of which are sometimes collectively referred to in this Agreement as the "Assets," including, but without limitation to, the following:

1.1  Contracts. All of the contracts and contract rights related to the
     ----------
     agreements for pay-per-view and cable services to hotel/lodging rooms, which agreements are listed in SCHEDULE 1.1 attached hereto (hereinafter referred to as the "Contracts").

1.2  Equipment. All the equipment (including essential replacement parts) and
     -----------
     other tangible personal property of every kind and description wherever they may be located that are owned or leased by Seller, and are utilized in connection with Seller's pay-per-view operations, a current list of which is attached hereto as Schedule 1.2 (hereinafter referred to collectively as the "Equipment"). At the Closing, Seller shall deliver to Buyer the equipment as set forth in Schedule 1.2, or appropriate documents transferring the ownership of the Equipment, free of any claim or encumbrance. Good and marketable title to all such equipment shall be transferred on delivery, free and clear of any encumbrances. Prior to the Closing, Seller will make a good faith effort to supplement Schedule 1.2 with serial numbers of the equipment located at the hotels which are subject to the contracts listed in Schedule 1.1.
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1.3  Intangibles. All trade names (excluding "CinemaWorks"), trademarks, service
     ------------
     marks, copyrights, patents, patent rights, trade secrets, technical know-how, goodwill and other intangibles including (i) tort claims or insurance proceeds arising out of any damage or destruction of any of the Assets between the date of this Agreement and the Closing Date (as hereinafter defined); and (ii) all contracts to be assumed by Buyer pursuant to Article 4 used by Seller in (or owned by Seller and useful in) the operation of the business.

1.4  Books and records. All papers and records in Seller's care, custody or
     -----------------
     control relating to any or all of the above-described Assets and the operation thereof, including, but not limited to, all blueprints and specifications, personnel and labor relations records, environmental control records, sales records, accounting and financial records, maintenance and production records; and

1.5  Other Assets. All product rights in the Equipment and all improvements
     -------------
     thereon, and all prepaid expenses relating to any of the Assets, or to the operation of Seller's business sold pursuant to this Agreement.

ARTICLE 2.   PURCHASE PRICE
             --------------

2.1  Purchase Price and Payment. In consideration for the transfer and
     --------------------------
     assignment by Seller of the Assets, and in consideration of the representations, warranties and covenants of the Seller set forth herein, Buyer on the conditions set forth herein and subject to the provisions in
     Article 9 states that:

     (a) Buyer will pay to Seller a purchase price to Seller of $530,200 (US $200 per room) for 2,651 operating pay-per-view rooms as listed in
          SCHEDULE 1.1, plus an additional $17,000.00 for inventory, making a grand total of $547,200.00.

     (b) The Buyer shall pay to the Seller the sum of $40,000 in cash as soon as practicable after execution. Buyer shall use its best efforts to pay this amount, and the cash payment to Scott Applegate, by the end of March, 2000.

     (c) Buyer shall issue sufficient shares of Buyer's common stock (hereinafter referred to as the "Shares") to the Seller at the time of Closing based upon a value of closing price over the previous five (5) days of trading for the balance due at closing or $10.00 per share whichever is greater.

     (d) Buyer agrees to assume the outstanding leases now obligating Seller. Leases involve hotels listed under Schedule 1.1 also see Lease obligations in Schedule 1.3 (Lease Obligations) all obligations will be deducted from the stock portion of the purchase price as described in (2.1b).

     (e) Buyer has assumed management of Hotels listed in Schedule 1.1 as of September 1, 1999. All costs incurred by Buyer in the management, and operations for the properties will be deducted from the purchase price. Buyer will also provide a royalty report to Seller with amounts being applied against Buyers operational cost. See Schedule 1.4 (Costs of Operations).

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ARTICLE 3. THE CLOSING
           -----------

The closing of the purchase and sale of the Assets by Seller to Buyer (the "Closing") shall take place at the offices of C-3D Digital, which are located at 330 Washington Blvd., Suite 507, Marina del Rey, CA, at 11:00 A.M local time, on April 21, 2000, or at such other place and/or time as the parties may agree in writing (the "Closing Date"). In the event that the conditions specified in this Agreement have not been fulfilled by such date, Buyer may extend the Closing Date for a period or periods not exceeding an aggregate of 30 days by giving written notice to the Seller.

Buyer shall perform as part of its due diligence, such inspection of Sellers equipment, properties, contracts and all other items as Buyer reasonably deems necessary, and shall complete such inspection on or before the Closing Date set forth above.

3.1  Seller's Obligations at the Closing. At the Closing, Seller shall deliver
     -----------------------------------
     or cause to be delivered to Buyer:

     (a) instruments of assignment and transfer of all of the Assets of Seller to be transferred hereunder, in form and substance satisfactory to Buyer's counsel;

     (b) instruments of assignment and transfer of all contracts being transferred by Seller to Buyer as outlined in SCHEDULE 1.1.

     (c)  the UCC search reports referred to in paragraph 9.2 hereof; and

     (d) the certificate of the President or Secretary of the Seller confirming that proper minutes and resolutions of the Seller's Board of Directors and Shareholders have been secured prior to the Closing whereby the sale of the Assets has been approved.

Simultaneously with the consummation of the transfer, Seller, through its officers, agents, and employees, shall put Buyer into full possession and enjoyment of all the Assets to be conveyed and transferred by this Agreement. Seller, at any time before or after the closing Date, shall execute, acknowledge, and deliver any further assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by Buyer and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying and confirming to Buyer, or reducing to possession, any or all property and assets to be conveyed and transferred by this Agreement. If requested by Buyer, Seller further agrees to prosecute or otherwise enforce in their own names for the benefit of Buyer any claims, rights, or benefits that are transferred to Buyer by this Agreement and that require prosecution or enforcement in either of the Sellers name. Any prosecution or enforcement of claims, rights, or benefits under this Section shall be solely at Buyer's expense, unless Seller makes the prosecution or enforcement necessary by breach of this Agreement.

3.2  Buyer's Obligations at Closing. Subject to the provisions of Article 9, at
     ------------------------------
     the Closing, Buyer shall deliver to Seller the following instruments and documents against delivery of the items specified in Section 3.1:

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     (a)  Chequemate Stock Certificates issued in the name of Seller for a sufficient number of shares of restricted common stock to constitute the balance described in Section 2.1; and

     (b) the certificate of the President or Secretary of the Buyer confirming that proper minutes and resolutions of the Buyer's Board of Directors have been secured prior to the Closing whereby the purchase of the Assets has been approved.

ARTICLE 4. ASSUMPTION OF LIABILITIES
           -------------------------

Buyer is not assuming any debt, liability or obligation of Seller, whether known or unknown, fixed or contingent except as herein specifically otherwise provided. Seller agrees to indemnify Buyer against and hold Buyer harmless from all debts, claims, liabilities and obligations of Seller not expressly assumed by Buyer hereunder, and to pay any and all attorneys fees and legal costs incurred by Buyer, its successors and assigns in connection therewith. Buyer shall have the benefit of and shall perform all contracts and commitments if any specifically disclosed in SCHEDULE 1.3, in accordance with the terms and conditions thereof, except to the extent modifications are specifically disclosed on such SCHEDULE 1.3.

ARTICLE 5. EXCISE AND PROPERTY TAXES
           -------------------------

Seller shall pay all sales, use and transfer taxes arising out of the transfer of the Assets and Seller shall pay its portion, prorated as of the Closing Date, of state and local personal property taxes of the business. Buyer shall not be responsible for any business, occupation, withholding or similar tax, or for any taxes of any kind related to any period before the Closing Date.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF SELLER
           ----------------------------------------

Seller hereby represents and warrants to Buyer that the following facts and circumstances are, and except as contemplated hereby, at all times up to the Closing Date will be, true and correct, and hereby acknowledges that such facts and circumstances constitute the basis upon which Buyer is induced to enter into and perform this Agreement. Each warranty set forth in this Article 6 shall survive the Closing and any investigation made by or on behalf of Buyer.

6.1  Organization. Good Standing and Qualification. Seller is a corporation duly
     ----------------------------------------------
     organized, validly existing, and in good standing under the laws of the United States of America and Canada, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to transact interstate business and is in good standing in all jurisdictions in which the nature of its business or of its properties makes such qualification necessary.

6.2  Tax Returns and Audits. Within the times and in the manner prescribed by
     -----------------------
     law, Seller has filed all domestic and

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     foreign, federal, state and local tax returns required by law, and has paid all taxes, assessments and penalties which would otherwise be due and payable. There are no present disputes as to taxes of any nature payable by Seller.

6.3  Inventories. Except as otherwise listed in this agreement none of the
     ------------
     Assets have been pledged as collateral or are held by the Seller on consignment from others.

6.4  Other Tangible Personal Property.  The Equipment described in Section 1.2
     ---------------------------------
     and SCHEDULE 1.2 of this Agreement constitutes all the items of tangible personal property owned by, in the possession of, or used by Seller in connection with the business sold pursuant to this Agreement. The Equipment listed in SCHEDULE 1.2 constitutes all tangible personal property necessary for the conduct by Seller of the business as now conducted.

     The equipment inventory listed in SCHEDULE 1.2 is new equipment, or is used equipment in good condition and repair; and is sufficient in kind and quality for the installation of fully operational pay-per-view services.

     Seller has additional, supplemental, and replacement equipment in its warehouse/offices related to providing pay-per-view services and Buyer may have that equipment free and clear as an integral part of this agreement. This equipment will be stored at no charge to Buyer for 60 days from closing, at which time Buyer may instruct Seller to ship (at Buyers expense) said equipment to a location of the Buyers choosing in the USA or Canada. If Buyer wishes Seller to continue Storing the warehoused equipment, payment to Seller for doing so will be negotiated at that time. If after the above mentioned 60 days, Buyer decides to not pay for continued storage or for shipment of the warehoused equipment, then Seller may dispose of the equipment in any manner of Seller's choosing. Seller will provide Buyer with an inventory and the location of all equipment (See
     Schedule 1.2).

6.5  Trade Names Trademarks and Copyrights. Seller does not use any trademark,
     -------------------------------------
     service mark, trade name or copyright in its business to be sold pursuant to this Agreement, or own any trademarks, trademark registrations or applications, trade names, service marks, copyrights, or copyright registrations or applications. No person (other than Seller) owns any trademark, trademark registration or application, service mark, trade name, copyright, or copyright registration or application, the use of which is necessary or contemplated in connection with the performance of any of the Contracts.

6.6  Title to Assets. Seller has good and marketable title to all of the Assets
     ---------------
     and interests in Assets, whether personal, tangible, and intangible, which constitute all the Assets and interests in assets that are used in the business of Seller to be sold pursuant to this Agreement. Except as specifically listed in this agreement, all the Assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, EXCEPT
     (i) the lien of current taxes not yet due and payable; and (ii) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of the Assets, nor materially impair business operations. All tangible personal property of Seller is in good operating condition and repair, ordinary wear and tear excepted.

                                       5
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     Except as set forth on the appropriate SCHEDULE listing such Assets, neither any officer, nor any director or employee of Seller, nor any spouse, child or other relative of any of these persons, owns, or has any interest, directly or indirectly, in any of the personal property owned by or leased to Seller or any copyrights, patents, trademarks, trade names or trade secrets licensed by Seller for use in the business to be sold pursuant to this Agreement. Seller does not occupy any real property in violation of any law, regulation or decree.

6.7  Customers and Sales. SCHEDULE 1.1 to this Agreement is a correct and
     -------------------
     current list of all customers of Seller for the business to be sold pursuant to this Agreement. Seller has no information and is not aware of any facts indicating that any of these customers intend to cease doing business with Seller or materially alter the amount of the business that they are presently doing with Seller.

6.8  Indemnification.  Seller shall indemnify Buyer against and hold Buyer
     ---------------
     harmless from any and all claims related to the Seller's pay-per-view business which accrue up to and until the date of closing.

6.9  Other Contracts. Except as set forth in SCHEDULE 1.2, the Assets are not
     ---------------
     bound by any distributor's or manufacturer's representative or agency agreement, any agreement not entered into in the ordinary course of business, any indenture, mortgage, deed of trust, lease or any agreement that is unusual in nature, duration or amount. The performance by Buyer of any of the agreements described on SCHEDULE 1.1 will not result in Buyer becoming bound or liable under any distributor or manufacturer's representative or agency agreement. All contracts, which will be assigned to or assumed by Buyer under this Agreement, are valid and binding upon the parties thereto. There is no default or event that with notice or lapse of time, or both, would constitute default by any party to any of the agreements listed in SCHEDULE 1.1. Seller has not received notice that any party to any of the agreements listed in SCHEDULE 1.1 intends to cancel or terminate any of these agreements or to exercise or not exercise any options under any of these agreements. Seller is not a party to, nor is Seller or the Assets bound by, any agreement that is materially adverse to the business, property, or financial condition of Seller.

6.10 Compliance with Laws. To the best of Seller's knowledge, Seller has
     --------------------
     complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation, any applicable environmental, health, building, zoning or other law, ordinance or regulation) affecting the Assets or the operation of its business to be sold pursuant to this Agreement.

6.11 Litigation. Except as set forth in SCHEDULE 6.11, there is no suit, action,
     -----------
     arbitration or legal, administrative or other proceeding, or governmental investigation pending, or to the best knowledge of Seller, threatened, against or affecting Seller, or any of its business, assets or financial condition. Seller is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality. Except as set forth in SCHEDULE 6.11, Seller is not presently engaged in any legal action to recover moneys due to it or damages sustained by it.

6.12 Assets Sufficient for Conduct of Business. The Assets constitute all of the
     -----------------------------------------
     assets required for Buyer to conduct

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

     the business of Seller as it is presently conducted.

6.13 Agreement will Not Cause Breach or Violation. Neither the entry into this
     ---------------------------------------------
     Agreement nor the consummation of the transactions contemplated hereby will result in or constitute any of the following: (i) a breach of any term or provision of this Agreement; (ii) a default or an event that, with notice or lapse of time, or both, would be a default, breach or violation of the Articles of Incorporation or Bylaws of Seller or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which Seller is a party or by which Seller or the Assets are bound; (iii) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Seller;
     (iv) the creation or imposition of any lien, charge or encumbrance on any of the Assets; or (v) the violation of any law, regulation, ordinance, judgment, order or decree applicable to or affecting Seller or the Assets.

6.14 Authority and Consents. Seller has the right, power, legal capacity and
     ----------------------
     authority to enter into, and perform its obligations under this Agreement, and no approvals or consents of any persons or entity other than Seller are necessary in connection with it. The execution and delivery of this Agreement by Seller have been duly authorized by all necessary corporate action of Seller (including any necessary action by Seller's security holders), and this Agreement constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms.

6.15 Interest in Customers, Suppliers and Competitors. Neither the Seller, nor
     -------------------------------------------------
     any officer, director or employee of any of the Seller, nor any spouse or child of any of them has any direct or indirect interest in any competitor, supplier or customer of Seller or in any person with whom Seller is doing business in the pay-per-view and cable services to hotel/lodging rooms business to be sold pursuant to this Agreement.

6.16 Corporate Documents.  Seller will furnish to Buyer before closing for its
     -------------------
     examination (i) copies of the Articles of Incorporation and Bylaws of Seller and (ii) the minute books of Seller containing all records required to be set forth of all proceedings, consents, actions and meetings of the shareholders and board of directors of Seller to consummate the transaction described in this business.

6.17 Documents Delivered. Each copy or original of any agreement, contract or
     -------------------
     other instrument which is identified in any exhibit delivered by Seller or their counsel to Buyer (or its counsel or representatives), whether before or after the execution hereof, is in fact what it is purported to be by the Seller and has not been amended, canceled or otherwise modified.

6.18 Full Disclosure. None of the representations and warranties made by Seller
     ---------------
     or made in any letter, certificate or memorandum furnished or to be furnished by Seller, or on its behalf, contains or will contain any untrue statement of a material fact, or omits any material fact the omission of which would make the statements made misleading. There is no fact known to Seller which materially adversely affects, or in the future may (so far as Seller can now reasonably foresee) materially adversely affect the condition, Assets, liabilities, business

                                       7
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     operations or prospects of Seller that has not been set forth herein or heretofore communicated to Buyer in writing pursuant hereto.

ARTICLE 7. REPRESENTATIONS AND WARRANTIES OF BUYER.
           ---------------------------------------

Buyer represents and warrants to the Seller as follows:

7.1  Organization and Qualification. Buyer is a corporation duly organized,
     ------------------------------
     validly existing and in good standing under the laws of the State of Utah. All subsidiaries of Buyer are legal entities that are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. Buyer has all requisite power and authority to own or operate its properties and conduct its business as it is now being conducted. Buyer is duly qualified and in good standing as a foreign corporation or entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary.

7.2  Authority Relative to this Agreement. Buyer has all requisite corporate
     ------------------------------------
     power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes a valid and binding obligation of the Seller, this Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

7.3  SEC Reports. Since January 1, 1998, to the best of its knowledge Buyer has
     -----------
     filed all required forms, reports and documents ("Buyer SEC Reports") with the Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which have complied in all material respects with all applicable requirements of the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act"), and the rules and interpretive releases promulgated thereunder. None of such Buyer SEC Reports, including without limitation any financial statements, notes, or schedules included therein, at the time filed, contained any untrue statement of a material fact, or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Each of the consolidated balance sheets in or incorporated by reference into the Buyer SEC Reports fairly presents or will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the related consolidated statements of operations and retained earnings and cash flows or equivalent statements in the Buyer SEC Reports (including any related notes and schedules) fairly presents or will fairly present the results of operations, retained earnings and cash flows, as the case may be, of the entity or entities to which it relates for the period set forth therein (subject in the case of unaudited interim statements, to normal

                                       8
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     yearend audit adjustments) in each case in accordance with generally-
     accepted accounting principles applicable to the particular entity consistently applied throughout the periods involved, except as may be noted therein; and independent certified public accountants for Buyer have rendered or will render an unqualified opinion with respect to each audited financial statement included in the Buyer SEC Reports. The consolidated financial statements included in the Buyer SEC Reports are hereinafter sometimes collectively referred to as the "Buyer Financial Statements."

7.4  Consents and Approvals: No Violation. Neither the execution and delivery of
     ------------------------------------
     this Agreement by Buyer nor the consummation of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will conflict with or result in any breach of any provision of the Articles of Incorporation or by-laws of Buyer or any Subsidiary, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except pursuant to the Securities Act and the Exchange Act, such filings and approvals as may be required under the "blue sky", takeover or securities laws of various states, or result in a default (with or without due notice or lapse of time or both) (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, license, agreement or other instrument or obligation to which Buyer is a party or by which Buyer, any of its Subsidiaries or any of their respective assets, may be bound, or result in the creation or imposition of any lien, charge or other encumbrance on the assets of Buyer or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its respective assets.

7.5  Litigation. Etc. Except as disclosed in the Buyer SEC Reports or in
     ----------------
     SCHEDULE 7.5, there is no action, claim, or proceeding pending or, to the knowledge of Buyer, threatened, to which Buyer is or would be a party before any court or Governmental Authority acting in an adjudicative capacity or any arbitrator or arbitration tribunal with respect to which there is a reasonable likelihood of a determination having, or which, insofar as reasonably can be foreseen in the future would have, a material adverse effect on Buyer and since December 31, 1997, there have been no claims made or actions or proceedings brought against any officer or director of Buyer arising out of or pertaining to any action or omission within the scope of his employment or position with Buyer, which claim, action or proceeding would involve a material adverse effect on Buyer taken as a whole. All material litigation and other material administrative, judicial or quasi-judicial proceedings to which Buyer is a party or to which it has been threatened to be made a party are described in the Buyer SEC Reports or in SCHEDULE 7.5.

7.6  Compliance with Law and Permits. Buyer has owned and operated its
     --------------------------------
     properties and assets in substantial compliance with the provisions and requirements of all laws, orders, regulations, rules and ordinances issued or promulgated by all Governmental Authorities having jurisdiction with respect thereto. All necessary governmental certificates, consents, permits, licenses or other authorizations with regard to the ownership or operation by Buyer of their respective properties and assets have been obtained and no violation exists in respect of such licenses, permits or authorizations. None of the documents and materials filed with or furnished to any Governmental Authority with respect to the properties, assets or businesses of Buyer contains any untrue statement of a material fact or fails to state a material fact necessary to make the statements therein not

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     misleading.

7.7  Buyer Common Stock. The shares to be issued by Buyer pursuant to this
     ------------------
     Agreement have been duly authorized and, when issued in accordance with the terms of the this Agreement, will be validly authorized and issued and fully paid and nonassessable, and no shareholder of Buyer will have any preemptive rights or dissenter's right with respect thereto.

ARTICLE 8. SELLER'S OBLIGATIONS BEFORE CLOSING.
           -----------------------------------

Seller covenants that, except as otherwise agreed in writing by Buyer, from the date of this Agreement until the Closing:

8.1  Buyer's Access to Premises and Information. Buyer and its counsel,
     ------------------------------------------
     accountants and other representatives shall be entitled to have full access during normal business hours to all Seller's properties, books, accounts, records, contracts and documents of or relating to the Assets. Seller shall furnish or cause to be furnished to Buyer and its representatives all data and information concerning the business, finances and properties of Seller that may reasonably be requested.

8.2  Conduct of Business in Normal Course. Seller shall carry on its business
     ------------------------------------
     and activities diligently and in substantially the same manner as it previously has been carried on, and shall not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation that will vary materially from the methods used by Seller as of the date of this Agreement.

8.3  Preservation of Business Relationships. Seller shall use its best efforts,
     ---------------------------------------
     without making any commitments on behalf of Buyer, to preserve its business organization intact, to keep available to Buyer its present employees, and to preserve its present relationships with suppliers, customers and others having business relationships with it.

8.4  Maintenance of Insurance. Seller shall continue to carry its existing
     -------------------------
     insurance, subject to variations in amounts required by the ordinary operations of its business. At the request of Buyer and at Buyer's sole expense, the amount of insurance against fire and other casualties which, at the date of this Agreement, Seller carries on any of the Assets or in respect of its operations shall be increased by such amount or amounts as Buyer shall specify. Seller shall cause Buyer to be named as an additional insured on each existing insurance policy carried by Seller.

8.5  New Transactions. Seller shall not do, or agree to do without the prior
     -----------------
     written consent of the Buyer, any of the following acts, if such acts could affect the Assets being purchased:

     (a) enter into any contract, commitment or transaction not in the usual and ordinary course of its business; or

     (b) enter into any contract, commitment or transaction in the usual and ordinary course of business involving an amount exceeding $1,000.00, individually, or $10,000.00 in the aggregate; or

     (c) make any capital expenditures in excess of $5,000.00 for any single item or $10,000.00 in the aggregate, or enter into any leases of capital equipment or property under which the annual lease charge is in excess of $5,000.00; or

     (d) sell or dispose of any capital assets with a net book value in excess of $1,000.00 individually, or $10,000.00 in the aggregate.

8.7  Existing Agreements. Seller shall not modify, amend, cancel or terminate
     -------------------
     any of its existing contracts or agreements, or agree to do any of those acts, without the written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

8.8  Consent of Others. As soon as reasonably practical after the execution and
     -----------------
     delivery of this Agreement, and in any event on or before the Closing Date, Seller shall obtain the written consent of the persons described in
     SCHEDULE 8.8 to this Agreement and will furnish to Buyer executed copies of these consents to the assignment of the Contracts. Further, Seller agrees to use its best efforts to obtain new contracts between the Buyer and the customers described in SCHEDULE 1.1 to this Agreement.

8.9  Representations and Warranties True at Closing. Seller shall use its best
     ----------------------------------------------
     efforts to assure that all representations and warranties of Seller set forth in this Agreement and in any written statements delivered to Buyer by Seller under this Agreement will also be true and correct as of the Closing Date as if made on that date and that all conditions precedent to Closing shall have been met.

8.10 Sales and Use Tax on Prior Sales. Seller agrees to furnish to Buyer a
     ---------------------------------
     clearance certificate from the appropriate agencies and any related certificates that Buyer may reasonably request as evidence that all sales and use and other tax liabilities of Seller (other than income tax liabilities) accruing before the Closing Date have been fully satisfied or provided for.

8.11 Statutory Filings. Seller shall cooperate fully with Buyer in preparing and
     -----------------
     filing all information and documents deemed necessary or desirable by Buyer under any statutes or governmental rules or regulations pertaining to the transactions contemplated by this Agreement.

ARTICLE 9. CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE
           -------------------------------------------

The obligations of Buyer to purchase the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below in this Article 9. Buyer may waive any or all of these conditions in accordance with Section 15.2 hereof, provided however, that no such waiver of a condition shall constitute a waiver by Buyer of any of its other rights or remedies, at law or in equity, if Seller shall be in default of any of its representations, warranties or covenants under this Agreement.

9.1  Accuracy of Sellers Representations and Warranties. All representations and
     --------------------------------------------------
     warranties by Seller in this Agreement or in any written statement that shall be delivered to Buyer by Seller under this Agreement shall be true on and as of the Closing Date as though made at that time.

9.2  Absence of Liens. At or prior to the Closing, Buyer shall have received UCC
     -----------------
     search reports dated as of a date not more than five days before the Closing Date issued by the Secretaries of each State where assets are located, indicating that there are no filings under the Uniform Commercial Code on file with such Secretary of State which name T.E.N. Private Cable, Cinemaworks, Cinema Internet Networks Inc., William Massey or any other name used by the Seller as debtor other than the liens otherwise disclosed in the Schedules hereto.

9.3  Seller Performance. Seller shall have performed, satisfied, and complied
     ------------------
     with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by Seller on or before the Closing Date.

9.4  Certification by Seller. Buyer shall have received a certificate, dated the
     -----------------------
     Closing Date, signed and verified by Seller's president or vice president and its treasurer or assistant treasurer, certifying, in such detail as Buyer and its counsel may reasonably request, that the conditions specified in Sections 9.1 and 9.3 have been fulfilled.

9.5  Absence of Litigation. No action, suit or proceeding before any court or
     ---------------------
     any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

9.6  Corporate Approval. The execution and delivery of this Agreement by Seller,
     ------------------
     and the performance of its covenants and obligations under it, shall have been duly authorized by all necessary corporate action, and Buyer shall have received copies of all resolutions pertaining to that authorization, certified by the secretary of Seller.

9.7  Corporation Tax Clearance. Buyer shall have received a Certificate of Good
     -------------------------
     Standing for Seller as of a date not more than 3 days before the Closing Date and a Letter of Account Status for Seller as of a date not more than 3 days before the Closing Date certifying that all sales taxes or other taxes of the Seller have been paid. Such documents are to be issued by the states where business has been done.

9.8  Certificate Regarding Employment Tax Obligations. Buyer shall have received
     ------------------------------------------------
     a Certificate of the President and Secretary of the Seller stating that, as of the Closing Date, no contributions, interest, or penalties are unpaid by Seller with regard to any payroll taxes, or unemployment or workers' compensation contributions for periods prior to most recent filing deadlines.

9.9  Consents. All necessary agreements and consents of any parties to the
     ---------
     consummation of the transaction
     contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by Seller and delivered to Buyer.

9.10 Approval of Documentation. The form and substance of all certificates,
     -------------------------
     instruments and other documents delivered to Buyer under this Agreement shall be satisfactory in all reasonable respects to Buyer and its counsel.

9.11 Condition of Assets. The Assets shall not have been materially or adversely
     -------------------
     affected in any way as a result of any fire, accident, storm, or other casualty or labor or civil disturbance or act of God or the public enemy.

9.12 Valuation of Assets. Buyer shall have accepted the valuation of the Assets,
     -------------------
     as set forth on the schedules attached hereto (as adjusted as of the Closing Date).

9.13 Completion of Due Diligence. All due diligence reasonably required by the
     ---------------------------
     Buyer has been completed, and the results of such due diligence are satisfactory to the Buyer in its sole discretion and judgment with regard to all aspects of the transaction, including by not limited to matters relating to the Assets, or the intellectual property or financial prospects of the business to be sold pursuant to this Agreement.

9.14 Compliance with Bulk Sales Laws. The parties have complied with all
     --------------------------------
     applicable Bulk Sales Laws or similar provisions.

9.15 Simultaneous Closing. The closing of this transaction shall be contingent
     ---------------------
     upon the prior or simultaneous closing of the lease purchase from Scott Applegate and CapitalPlus. See SCHEDULE 9.15.

ARTICLE 10. CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE
            --------------------------------------------

The obligations of Seller to sell and transfer the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions:

10.1 Accuracy of Buyer's Representations and Warranties.  All representations
     --------------------------------------------------
     and warranties by Buyer contained in this Agreement or in any written statement delivered by Buyer under this Agreement shall be true on and as of the Closing as though such representations and warranties were made on and as of that date.

10.2 Buyer's Performance. Buyer shall have performed and complied with all
     -------------------
     covenants and agreements, and satisfied all conditions that it is required by this Agreement to perform, comply with, or satisfy, before or at the Closing.

10.3 Buyer's Corporate Approval. Buyer shall have received corporate
     ---------------------------
     authorization and approval for the execution and delivery of this Agreement and all corporate action necessary or proper to fulfill the obligations of Buyer to be performed under this Agreement on or before the Closing Date.

ARTICLE 11. EMPLOYEE PLANS
            --------------

Seller represents that the Seller has no Employee Plan in effect or to which the Seller is subject. For purposes of this Agreement, the term "Employee Plan" includes all pension, retirement, disability, medical, dental or other health insurance plans, life insurance or other death benefit plans, profit sharing, deferred compensation, stock option, bonus or other incentive plans, vacation benefit plans, severance plans, or other employee benefit plans or arrangements including, without limitation, any pension plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA") and any welfare plan as defined in Section 3(1) of ERISA, whether or not funded, covering any employee or to which Seller is a party or bound or makes or has made any contribution or by which Seller may have any liability to any employee (including any such plan formerly maintained by or in connection with which Seller may have any liability to any employee, and any such plan which is a multi employer plan as defined in Section 3(37) (A) of ERISA, or any comparable Canadian laws.

ARTICLE 12. SELLERS OBLIGATIONS AFTER THE CLOSING
            -------------------------------------

12.1 Preservation of Goodwill. Following the Closing, Seller will restrict its
     ------------------------
     activities so that Buyer's reasonable expectations with respect to the goodwill, business reputation, employee relations and prospects connected with the Assets will not be materially impaired. In furtherance, but not in limitation of, this general obligation, Seller agrees that, for a period of three (3) years following the Closing Date:

     (a) Seller will not compete with the Buyer or engage in any activity which is substantially the same as, or represents an outgrowth of, any business or activity presently conducted by Seller, in the field of "pay per view" and "free to viewer" in room hotel services, if such business or activity extends to the states of where assets are located or of any counties of such states and/or any other county in which Seller has heretofore engaged in business or otherwise established its goodwill, business reputation, or any customer relations. For the purposes of this Agreement, the term "compete" shall mean (i) calling on, soliciting or taking away, as a client or customer, or attempting to call on, solicit or take away as a client or customer any individual, partnership, corporation or association that was a client or customer of the Seller pay-per-view and cable services to hotel/lodging rooms; or (ii) entering into or attempting to enter into any business or substantially similar business to or competing in any way with the business of the Buyer in the pay-per-view and cable services to hotel/lodging rooms, either alone or with any individual, partnership, corporation or association; or (iii) acting as an agent, representative, consultant, officer, director, independent contractor, or employee of an entity or enterprise which is competing with the business of the Buyer; or (iv) participating in any such competing entity or enterprise as an owner, partner, limited partner, joint venture, creditor or stockholder.

          The parties intend that the covenant contained in the preceding portion of this Section shall be construed as a series of separate covenants, one for each state. Each separate covenant shall be deemed identical in terms to the covenant contained in this Section. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this Section, then such unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

     (b) Seller will not disclose to any person or use for its own benefit any price lists, pricing data, customer lists, or similar matters possessed by it relating to the Assets or the business transferred to Buyer unless it first clearly demonstrates to Buyer that such matters are, at the time of the proposed disclosure or use, of common knowledge within the trade.

12.3 Seller Indemnities. Seller shall indemnify, defend and hold harmless Buyer
     ------------------
     and its officers, directors, and agents against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys fees, that Buyer, or its officers, directors, or agents shall incur or suffer, which arise, result from or relate to any breach of, or failure by Seller to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by Seller under this Agreement. Notwithstanding any other provision of this Agreement, Seller shall not be liable to Buyer, or its officers, directors, or agents on any warranty, representation or covenant made by Seller in this Agreement, regarding any single claim, loss, expense, obligation or other liability that does not exceed $10,000; provided, however, that when the aggregate amount of all such claims, losses, expenses, obligations and liabilities not exceeding $10,000 each reaches $10,000, Seller shall thereafter be liable in full for all such breaches and indemnities, and regarding all those claims, losses, expenses, obligations, and liabilities.

12.4 Access to Records. From and after the Closing, Seller shall allow Buyer,
     -----------------
     and its counsel, accountants and other representatives, such access to records which after the Closing are in the custody or control of Seller as Buyer reasonably requires in order to comply with its obligations under the law or under contracts assumed by Buyer pursuant to this Agreement.

ARTICLE 13. COSTS
            -----

13.1 Finder's or Broker's Fees. Each of the parties represents and warrants that
     -------------------------
     it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions.

13.2 Expenses. Each of the parties shall pay all costs and expenses incurred or
     --------
     to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

ARTICLE 14. SECURITIES ASPECTS OF AGREEMENT
            -------------------------------

14.1 All parties to this Agreement mutually understand, agree and covenant that any referenced sale or other disposition of any security under this Agreement shall be controlled and governed by this section. Specifically should there arise any conflict of application or interpretation under this section and any other provision or section of this Agreement; this section shall be given primary definition and control. The term "securities" for the purposes of this Agreement shall mean and include all shares of Chequemate, and any warrants to acquire those shares as well as any other instrument or obligation customary or commonly described as a security. Each of the following terms and conditions of the issuance and distribution of the securities shall be fully applicable unless otherwise specifically waived or treated in the following paragraphs.

14.2 Each security issued pursuant to the terms of this Agreement shall be a "restricted" security unless otherwise specifically referenced as being issued pursuant to a registration or offering.

14.3 Seller understands and agrees that a restricted security for the purposes of this Agreement is one, which is issued without meeting registration requirements under both federal and state law within the United States. Each party to this Agreement further agrees and acknowledges that the nature of restricted security is that it is not freely tradable. That is, the holder of such security cannot immediately market or further distribute such security in the open market, or through private transactions without the express written consent of the issuer, primarily Chequemate under the terms of this Agreement.

14.4 Seller fully acknowledges and understands that the resale of a restricted security will normally require substantial holding periods unless subsequently subject to an intervening registration under applicable federal and state securities laws. Seller acquiring restricted stock under this Agreement further acknowledges and agrees that the principal, though not exclusive, means by which restricted securities are resold under United States law and conforming state laws and regulations is Securities and Exchange Commission ("SEC") Rule 144, which essentially requires a holding period of one year before the stock can be resold or any interest therein further sold or assigned. In general terms, Rule 144 would require that there be current public information about the Company before the provisions of the Rule could be relied upon for subsequent resale, that the aforementioned holding period had been met, that the sales occurred through independent arms-length and unsolicited brokerage transactions, that certain volume limitations on the number of shares sold in each three month period be observed, and that a report of sales will be filed with the SEC. Seller understands that the foregoing constitutes only a general description of Rule 144 and that such person is or has the means to become familiar with all of the specific provisions and terms of Rule 144 through his independent legal advisors. Seller further acknowledges and agrees that while Rule 144 is not exclusive, that it is anticipated and intended that it would be the primary means by which securities acquired under this Agreement could be resold absent the specific registration provisions of this Agreement.

14.5 Any entity acquiring securities pursuant to this Agreement with the intent to divide such securities among its principal shareholders as part of the acquisition process, will be responsible for obtaining the knowledgeable consent and agreement of such actual shareholder to the terms of this Agreement, specifically referencing this paragraph.

14.6 Seller fully understands and agrees that should such person be deemed to be in a "control" position as to Chequemate incident to the completion of this Agreement, that such person must comply with the volume limitations of Rule 144 to complete sales of his or her securities acquired, except for securities which have been otherwise registered pursuant to this Agreement. A control person has been defined by the SEC, and by most state securities regulatory agencies, as a person who has the capacity to exercise control over the issuing company. While no precise mathematical formulation of a control person is applicable to all situations, the following are generally presumed to be control people:

     (i)  a person holding 10% or more of the shares of the issuing company;

     (ii) any principal officer or any director of the issuing company.

14.7 Seller represents that it is acquiring the Shares for its own account, for investment and not with a view to the distribution or resale thereof. The Seller further represents that its financial and other circumstances are such that it has adequate means of providing for its current and anticipated future needs without having to sell or otherwise dispose of the Shares, and that the Seller is able to bear the economic risks of this investment and consequently is able to hold the Shares for an indefinite period of time and to sustain the loss of its entire investment in the Shares, in the event such a loss should occur.

14.8 Seller acknowledges and represents that, due to its knowledge and experience in financial and business matters, its investment experience generally and its experience with investments similar to the Shares in particular, Seller, either alone or together with its advisors, if any, is able to understand and merits of, and the risks involved in, its proposed investment in the Shares. Seller, either alone or together with its advisors, if any, has the capacity to protect its own interests in connection with this transaction.

14.9 Seller acknowledges that Buyer has furnished or made available to Seller all financial and other data relating to Buyer, required by Seller to enable it to make an informed decision concerning its approval of this transaction and its resulting acquisition of the Shares. In particular, Seller acknowledges that it has received and reviewed the financial statements of Buyer for the past two years and complete copies of all of the Buyer's SEC Reports for such period. Seller acknowledges that it has been informed that Buyer has not previously conducted business except as disclosed in the Buyer's SEC Reports. Seller represents and acknowledges that it and its principals have been engaged in the business of providing pay-per-view and cable services in the hotel/lodging industry, which is intended area of business for which the Assets are being acquired by the Buyer. In this regard, Seller has been acquainted with the Chief Executive Officer of Buyer. Seller further represents and acknowledges that it has had full opportunity to obtain additional information from Buyer to verify the accuracy of the information supplied by it and to evaluate the merits of its investment decision, including, without limitation, full opportunity to ask questions of and receive satisfactory answers and other information from Buyer, its officers, directors and other persons acting on its behalf, and all such questions have been answered, and such other information supplied, to Seller's full satisfaction. Seller is aware of, and has thoroughly evaluated, to its own satisfaction, the high degree of risk associated with investing in Buyer, including but not limited to, the specific risks associated with Buyer's business and the risks associated with the ownership of common stock.

14.10 Seller hereby represents and warrants to Buyer that Seller is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D. Seller further represents and warrants that it is a corporation, and that each of the equity owners of Seller are "accredited investors" by reason of the fact that each of the equity owners meets one or both of the following criteria:

       (i) The owner is a natural person whose individual net worth, or joint net worth with owner's spouse, at the time of this agreement, exceeds $1,000,000; or

       (ii) The owner is a natural person who had an individual income in excess of $200,000 in each of the two most recent years, or joint income with owner's spouse in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year.


14.11 Seller hereby agrees (of behalf of itself and subsequent transferees of the Securities) that the Securities shall not be sold, transferred, pledged or hypothecated unless, in the opinion of counsel satisfactory to Buyer, such registration is not required, and that each certificate evidencing any of the Securities shall bear a legend in substantially the following form:

       "The securities represented by this certificate have not been registered under the United States Securities Act of 1933 or under the securities laws of any state, and such securities may not be sold or offered for sale, transferred, pledged or hypothecated unless in the opinion of counsel satisfactory to the Company such registration is not required."

In addition, Seller hereby agrees that, if Buyer maintains its own share records, a notation consistent with such legend may be made in such share transfer records restricting any such sale, transfer, pledge or hypothecation or such other notation appropriate to ensure compliance with federal and state securities laws, or, if such share transfer records are maintained by a registrar, Buyer may issue to such registrar stop transfer instructions or other instructions appropriate to ensure compliance with federal and state securities laws. The foregoing restrictions and related legend provisions shall remain in effect until, in the opinion of counsel satisfactory to Buyer, they are no longer required.

Seller further agrees that it will defer the receipt of the Securities until such time as the Additional Listing Application related to the Securities is approved by AMEX. Buyer agrees to promptly file the Additional Listing Application and pursue its approval with reasonable diligence.


14.12  Registration Rights (piggyback clause).

If the Company proposes to register any of its stock or other securities under the Securities Act of 1933 (the "Act") in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Shares) the Company shall, subject to the provisions of this paragraph, use its reasonable efforts to cause to be registered under the Act all of the Shares that Seller has acquired under this Agreement. In connection with any registrations in which the Shares have the right to be included pursuant to this paragraph, and which involve an underwriting of securities being issued by the Company, the Company shall not be required to include any of the Shares in such underwriting unless Seller accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this paragraph that Seller shall furnish to the Company such information regarding Seller, the Shares held by Seller, and the intended method of disposition of such Shares as shall be required to effect the registration of its Shares.

ARTICLE 15. FORM OF AGREEMENT
            -----------------

15.1 Headings.  The subject headings of the Articles and Sections of this
     ---------
     Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

15.2 Entire Agreement: Modification: Waiver. This Agreement constitutes the
     --------------------------------------
     entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

15.3 Counterparts. This Agreement may be executed simultaneously in one or more
     -------------
     counterparts, each of, which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ARTICLE 16. PARTIES
            -------

16.1 Parties in Interest. Nothing in this Agreement, whether express or implied,
     -------------------
     is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provisions give any third persons any right of subrogation or action over against any party to this Agreement.

16.2 Assignment. This Agreement shall be binding on and shall inure to the
     ----------
     benefit of the parties to it and their respective heirs, legal representatives, successors and assigns. This agreement is not assignable without the prior written consent of Seller, which shall not be unreasonably withheld or delayed.

ARTICLE 17. REMEDIES
            --------

17.1 Recovery of Litigation Costs. If any legal action or any arbitration or
     -----------------------------
     other proceeding so brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

17.2 Conditions Permitting Termination. Subject to the provisions of Article 3
     ---------------------------------
     relating to the postponement of the Closing Date, either party may on or prior to the Closing Date terminate this Agreement by written notice to the other, without liability to the other, if any bona fide action or proceeding shall be pending against either party on the Closing Date that could result in an unfavorable judgment, decree or order that would prevent or make unlawful the carrying out of this Agreement.

17.3 Defaults Permitting Termination. If either Buyer or Seller materially
     -------------------------------
     defaults in the due and timely performance of any of its warranties, covenants, or agreements under this Agreement, the non-defaulting party or parties may on the Closing Date give notice of termination of this Agreement, in the manner provided in Article 19. The notice shall specify with particularity the default or defaults on which the notice is based. The termination shall be effective five days after the Closing Date, unless the specified default or defaults have been cured on or before this effective date for termination.

ARTICLE 18. NATURE AND SURVIVAL OF REPRESENTIONS AND WARRANTIES
            ---------------------------------------------------

All representations, warranties, covenants and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion or other writing provided for in it, shall survive the Closing.

ARTICLE 19. NOTICES
            -------

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:


Seller:
Cinema Internet Networks, Inc.
William (Bill) Massey

3150 Celtic Ave. Bldg. #2
Vancouver, BC V6N3X7


Buyer:
C-3D Digital c/o Alan Hunter
330 Washington Blvd., Suite 507
Marina del Rey, CA  90292

with copy to:
Paul D.H. LaBarre
Hotel Movie Network
145 N. McQueen Suite 4
Gilbert, AZ 85233

Any party may change its address for purposes of this Article by giving the other party written notice of the new address in the manner set forth above.

ARTICLE 20. GOVERNING LAW
            -------------

This Agreement shall be construed in accordance with, and governed by the laws of the State of California

ARTICLE 21. MISCELLANEOUS
            -------------

  21.1 Announcements. Seller will not make any announcements to the public or to
       -------------
       employees of Seller concerning this Agreement or the transactions contemplated hereby without the prior approval of Buyer, which will not be unreasonably withheld. Notwithstanding any failure of Buyer to approve it, Seller may make an announcement of substantially the same information as theretofore announced to the public by Buyer or any announcement required by applicable law, but Seller shall in either case notify Buyer of the contents thereof reasonably promptly in advance of its issuance.

  21.2 References.  Unless otherwise specified, references to Sections or
       ----------
       Articles are to Sections or Articles in this Agreement.

  21.3 Further Assurances.  The parties agree to execute any and all further
       ------------------
       documents reasonably necessary to give full effect to the intentions of the parties as set forth herein.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it as of the day and year first above written.

CHEQUEMATE INTERNATIONAL, INC.,
-------------------------------
a Utah corporation

By /s/ J. Michael Heil
          Its: J. Michael Heil CEO


SELLER

Cinema Internet Networks Inc.
-----------------------------
a Canadian corporation


By /s/ William Massey
  ------------------------
  Its: William Massey, CEO

                            Schedule 1.1

Hotel Information                              Room Count
-----------------                              ----------

Days Inn Scottsdale                             175
4710 N. Scottsdale Road.
Scottsdale, AZ 85251

Comfort Inn Airport
3031 N. 3 Road                                  130
Vancouver, BC V6x286

Abercorn Inn                                     94
9260 Brideport Road
Richmond, BC V6X286

Days Inn Metro                                   66
2075 Kingsway
Vancouver, BC V5N2T2

Executive Inn Express                            81
9020 Bridgeport Road
Richmond, BC VX151

The Atrium Inn                                  105
2889 E. Hasting
Vancouver, BC V5K2A1

The Bedford Regency                              40
1140 Government Street
Victoria, BC V8W1y2

The Biltmore Hotel                               96
395 Kingway
Vancouver, BC  V5T3J7

The Blue Horizon                                214
1225 Robson Street
Vancouver, BC V6E1C3

Clarion Hotel                                   122
344 Rosedale
Bakersfield, CA 93308

Ramada Resort                                   255
1800 E. Palm Canyon
Palm Springs, CA 92262

Ramada Denver Airport                           148
3737 Quebec  Street
Denver, CO 80202

Baymeadows Holiday Inn                          249
9150 Baymeadows Road
Jacksonville, FL 32256

Bilmar Beach Resort                             172
10650 Gulf Blvd.
Treasure Island, FL 33706

St. Petersburg Holiday Inn                      189
5250 Gulf Blvd.
St. Petersburg, FL. 33706

Holiday Inn South Savanna                       177
I-95 & GA Highway
Savanna, GA 331419

Wilson World Hotel & Suites                     240
2325 Stemmons Freeway
Dallas, TX 75207

           Room Count Total                    2553

                                 Schedule 1.2
                                   Equipment

                                 Schedule 1.3
                         Hotel with Lease Obligations

               Hotel Information                    Lease Payment
               -----------------                    -------------
               Days Inn Scottsdale                  $484.99    Capital
               4710 N. Scottsdale Road.
               Scottsdale, AZ 85251

               Comfort Inn Airport                  $614.60    Integra
               3031 N. 3 Road
               Vancouver, BC V6x286

               Ramada Resort                        $487.94    Capital
               1800 E. Palm Canyon
               Palm Springs, CA 92262

               Baymeadows Holiday Inn               $482.26    Capital
               9150 Baymeadows Road
               Jacksonville, FL 32256

               Bilmar Beach Resort                  $484.53    Capital
               10650 Gulf Blvd.
               Treasure Island, FL 33706

               St. Petersburg Holiday Inn           $484.83    Capital
               5250 Gulf Blvd.
               St. Petersburg, FL. 33706

               Wilson World Hotel & Suites          $490.19    Capital
               2325 Stemmons Freeway
               Dallas, TX 75207

                     Lease Payment Total           $3529.34

                                 Schedule 1.4
        Cost of Operations of CinemaWorks Hotels from September 1, 1999

1. Corporate Information
Legal Name: Cinema Internet Networks Inc. (d.b.a. CinemaWorks)
Symbol:                 CWK
Stock Exchange: Canadian Exchange Venture (CDNX Exchange)
Incorporated:   1986 Victoria, British Columbia, Canada

Tax ID Number:                      105174114 RT
Business Number:                    200-926-9 R
Address:                            3150 Celtic Ave. - Building #2
                                    Vancouver, BC, V6N 3X7

Phone:                              (604) 602-1280
Fax:                                (604) 602-1290

President:                          William (Bill) Massey
Phone                               (604) 681-2179

State of Washington:
Incorporated:  600-629-501
Fed Tax ID #:  52-147-1623

2. Liabilities (PPV assets)

Leases:     $116,000 (approx.)  Capital Plus, Salt Lake City UT
             $42,000 (approx.)  Integra, Calgary Alberta

Tax Liabilities (States):       None

Chequemate International Inc.                          August 3, 2000
330 Washington, Ste. 330
Marina del Ray, CA 90292

Attn:   Michael Heil, CEO
        cc: Alan Hunter and Paul LaBarre


This letter is to confirm our phone conversation today between myself, Paul LaBarre and Bill Massey. We have agreed on the following in order to close the purchase of the CinemaWorks ("CWK") assets by Chequemate ("C-3D"). The following amendments were agreed to by the parties. All dollars are US$ unless otherwise noted.


#1:  a) The new agreed net purchase price of the PPV assets is $251,000. At
--
this price, CWK still retains the Integra lease obligation until the lease is paid by CWK or assigned to a purchaser of the Canadian PPV assets.

     b) To purchase the PPV assets, Chequemate will immediately deliver to the escrow agent a certificate for 55,000 restricted shares and immediately file a registration statement (S-3) with respect to those shares to be released when shareholder approval is obtained by CinemaWorks..

     c) In addition, Chequemate will immediately place 40,000 restricted C-3D Shares (144 stock) in escrow with Paige Fraser. The holding period for these shares will begin on the date of this Agreement between the parties.

#2:  CinemaWorks will immediately (within 1 working day of Paige Fraser
--
receiving the Shares in #1 in escrow) call an extraordinary shareholder meeting to approve the disposition of the PPV assets, a fait accompli. This step is anticipated to be completed in approximately 30 days.

#3:  CWK and Chequemate will sign a separate "Exclusive Agent Agreement"
--
allowing CinemaWorks exclusive right to sell the Canadian PPV assets for an amount solely determined by CinemaWorks. However, CWK will use its best efforts to maximize the sale price of the assets.

#4: Title to the PPV assets in Canada will remain with CWK until such time as the assets are sold by CWK and title is transferred to a new buyer. All cash and/or stock proceeds from the purchase will retained by CWK.

#5: Until, the PPV assets in Canada are sold or until the restricted Shares are released from escrow as per #7 below, Chequemate and its subsidiary, Hotel Movie Network (HMN), will provide monthly new movies and perform service calls for the Canadian hotel PPV systems in the same professional manner as they do for the USA-based PPV assets. At the same time, all monthly PPV movie revenues collected from the Canadian PPV assets will continue to be sent to CWK. CinemaWorks will also continue to invoice the Canadian PPV assets until the assets are sold or until the144 Shares are saleable under Rule 144 and released from escrow as per #7 below.

#6: CinemaWorks will continue to be liable for- and pay the Integra lease payment each month from revenues collected in #5. And, the balance of collected revenues will be sent to Chequemate on a quarterly basis until such time as the Canadian PPV assets are sold to another company.

#7: a) If CWK for any reason is unable to sell the Canadian PPV assets, then the restricted stock will be transferred to CWK from escrow after one (1) year and the Shares become saleable under Rule 144.

     b) However, simultaneous with those Shares being released from escrow to CWK, CinemaWorks will assign free and clear title of the Canadian PPV assets to Chequemate.

     c) If there is money still owed on the Integra lease by CWK at this time, then it will be CWK's sole obligation to pay the remainder of the Integra lease.

#8: CWK will seek shareholder approval for the disposition of its PPV assets, with the understanding that the lease obligation to Scott Applegate must be removed from Bill Massey and CinemaWorks either directly by Applegate or by Chequemate after taking assignment of this obligation from Applegate. This may be accomplished by any document suitable to protect Bill Massey and CWK from any and all legal actions related to what is now the Applegate lease obligation.



#9:   Should CWK sucessfully sell the Canadian PPV assets before the Chequemate restricted Shares become saleable under Rule 144, then the total proceeds amount shall be credited to Chequemate in the form of restricted Shares to be released to CWK and Chequemate from escrow. The value per restricted Share credited to Chequemate will be $3.00. For example: if the total proceeds from the sale of
                          ------------
the Canadian PPV assets are $75,000, then Chequemate will receive 25,000 shares from escrow with the remaining 15,000 shares going to CWK.



Signed:                       Signed:


 /s/ Bob Hahn                 /s/ J. Michael Heil
--------------------          --------------------

Bob Hahn                              J. Michael Heil
CFO, Cinema Internet Networks Inc.    CEO, Chequemate International Inc.